Exhibit (a)(1)(A)

KALA PHARMACEUTICALS, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS FOR

RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended. The prospectus relates to an offer to exchange all, some or none of certain employees’ Eligible Options under 2009 Employee, Director and Consultant Equity Incentive Plan (the “2009 Plan”), the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), and inducement awards granted to certain newly hired employees in accordance with Nasdaq Listing Rule 5635(c)(4) (“inducement awards”), for restricted stock units under the 2017 Plan.

May 1, 2023

KALA PHARMACEUTICALS, INC.

Offer to Exchange Certain Outstanding Options
for Restricted Stock Units
This offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on May 30, 2023, unless we extend the expiration date.

Kala Pharmaceuticals, Inc. (“KALA,” the “Company,” “we,” “us,” or “our”) is offering each Eligible Holder (as defined below) the opportunity to exchange outstanding Eligible Options (as defined below) for an equal number of restricted stock units (“RSUs”), on the terms and under the conditions set forth in this Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offering Memorandum”). In this Offering Memorandum, we refer to this offering as the “Offer” and we refer to the exchange of Eligible Options for RSUs in accordance with the terms of the Offer as the “Option Exchange Program.”

This Offer provides Eligible Holders of KALA and its subsidiaries the opportunity to cancel and exchange all, some or none of their Eligible Options for the grant of the same number of RSUs. Restricted stock units or “RSUs” are a promise by KALA to issue shares of its common stock in the future, provided that the vesting criteria are satisfied. The Company’s stockholders approved the implementation of this one-time Offer at its Special Meeting of Stockholders held on April 24, 2023. Under the Option Exchange Program, our executive officers, other employees, and non-employee directors (collectively, “Eligible Holders”) will be given the opportunity to exchange options to purchase shares of our common stock held by them for an equal number of RSUs.

If you participate in the Option Exchange Program, the number of RSUs you receive will equal the number of Eligible Options that you elect to exchange at the exchange ratio of 1:1, or one option for one new RSU.

We will grant RSUs in exchange for tendered Eligible Options immediately following the closing of the exchange period. This date is referred to as the “Grant Date.” If the expiration date of the Offer is extended, the Grant Date similarly will be delayed. The RSUs will be granted pursuant to the Company’s 2017 Equity Incentive Plan (referred to as the “2017 Plan”).

The vesting of the RSUs will be dependent on your continued service with us or our subsidiaries, as detailed in Section 9 of this Offering Memorandum.

Our common stock is traded on Nasdaq under the symbol “KALA.” On April 25, 2023, the closing price of our common stock was $15.52 per share. You should evaluate the risks related to our business, our common stock and the Offer, and review current market quotes for our common stock, among other factors, before deciding to participate in the Option Exchange Program.

See “Risks of Participating in the Option Exchange Program” beginning on page 14 for a discussion of risks that you should consider before participating in the Option Exchange Program.

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IMPORTANT

You will receive an email notification from DocuSign which contains a copy of the election form. If you choose to participate in the Offer, you must properly complete and sign the election form via DocuSign, which will be automatically forwarded to KALA once submitted, so that we receive it before 11:59 p.m., Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended).

For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m., Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: optionexchange@kalarx.com.

You are responsible for making sure that the election form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your election form to ensure that we receive your election form before the expiration date. We intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.

You do not need to return your award agreement(s) for your Eligible Options to be cancelled and exchanged in the Offer because they will be automatically cancelled effective as of the expiration date if we accept your Eligible Options for exchange. The election form will include a consent to be subject to the terms and conditions of the new RSUs.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offering Memorandum. Any representation to the contrary is a criminal offense.

You should direct questions about the Option Exchange Program and requests for additional copies of this Offering Memorandum and the other Offer documents to:

Corporate Secretary
Email: optionexchange@kalarx.com

Phone: (781) 996-5743

Offering Memorandum dated May 1, 2023

You should rely only on the information contained in this Offering Memorandum or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer to exchange options for restricted stock units in any jurisdiction in which the Offer is not permitted. You should not assume that the information provided in this Offering Memorandum is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of the Offer. This Offering Memorandum summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this Option Exchange Program. You should read carefully this entire Offering Memorandum, and the accompanying launch email, dated May 1, 2023, announcing the Offer, together with its associated instructions. The Offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offering Memorandum and the other Offer documents. We have included in this summary references to other sections in this Offering Memorandum to help you find more complete information with respect to these topics.

Q1.	What is the Option Exchange Program?	3
Q2.	What is a stock option?	4
Q3.	Who is eligible to participate in the Option Exchange Program?	4
Q4.	What will I receive for the options that I exchange?	4
Q5.	What is the advantage of Restricted Stock Units?	4
Q6.	Which stock options are eligible for exchange under the Option Exchange Program?	4
Q7.	Can the Option Exchange Program be extended, and if so, how will I be notified if the Option Exchange Program is extended?	5
Q8.	If I participate in the Option Exchange Program, how many RSUs would I receive in the new equity grant?	5
Q9.	Can you provide an example of how the exchange ratios would work?	5
Q10.	What would the new exercise price be?	5
Q11.	My Eligible Options are already vested. Would my new RSU be fully vested?	5
Q12.	What would the vesting schedule be for the new grants?	5
Q13.	Will the terms and conditions of the RSU grant be the same as the exchanged stock option grant?	6
Q14.	If I elect to participate, when would I receive my Replacement RSUs?	6
Q15.	Do I have to participate in the Option Exchange Program?	6
Q16.	How do I tender my Eligible Options for exchange?	6
Q17.	If I choose to participate in the Option Exchange Program, do I have to exchange all of my eligible stock option grants?	7
Q18.	If I choose to participate in the Option Exchange Program, can I partially exchange an option grant?	7
Q19.	Can I exchange shares of KALA common stock that I acquired upon exercise of my KALA stock options?	7
Q20.	Will I be required to give up all my rights under the exchanged stock options?	7
Q21.	During what period of time may I withdraw options that I previously elected to exchange?	7
Q22.	What if I elect to participate and leave KALA before the Option Exchange Program ends?	7
Q23.	What if I elect to participate and leave KALA after the new RSUs are granted?	8
Q24.	Would I owe taxes if I participate in the Option Exchange Program?	8
Q25.	Will KALA recommend that employees participate in the Option Exchange Program?	8
Q26.	How should I decide if I should exchange my options?	8
Q27.	Why is the Company making the Offer?	8
Q28.	Are there circumstances under which I would not be granted RSUs?	9
Q29.	Do I have to pay for my RSUs?	9
Q30.	What happens if I have an Eligible Option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10
Q31.	When will my Tendered Options be cancelled?	10
Q32.	Once my Tendered Options are cancelled pursuant to the Option Exchange Program, is there anything I must do to receive the RSUs?	10
Q33.	Do I need to exercise my RSUs in order to receive shares?	10
Q34.	Will I be required to give up all of my rights under the cancelled options?	10
Q35.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?	10

Q36.	How does the Company determine whether an option has been properly tendered?	11
Q37.	What if the Company is acquired by another company?	11
Q38.	Will I receive an RSU award agreement?	12
Q39.	Are there any conditions to the Offer?	12
Q40.	May I change my mind about which options I want to exchange?	12
Q41.	How do I change my election and add or withdraw some or all of my Eligible Option grants?	12
Q42.	What if I withdraw my election and then decide that I do want to participate in the Option Exchange Program?	12
Q43.	Will my decision to participate in the Option Exchange Program have an impact on my ability to receive options or other equity awards in the future?	13
Q44.	Whom can I contact if I have questions about the Option Exchange Program, or if I need additional copies of the Offer documents?	13

Q1.	What is the Option Exchange Program?

A1.	As a result of our stock price decline, a substantial number of our employees who hold outstanding stock options are holding options that are considerably “underwater” (meaning the exercise prices of the stock options are higher than the current market price of our common stock). The Option Exchange Program is a one-time voluntary opportunity for Eligible Holders to surrender certain outstanding underwater stock options in exchange for the same amount of restricted stock units (“RSUs”) based on an exchange ratio designed to be reasonable, given the Black-Scholes value of the Eligible Options, and to rebalance employee and director equity.

The following are some terms that are frequently used in this Offering Memorandum.

Terms Used in This Offering Memorandum

“2009 Plan” refers to the 2009 Employee, Director and Consultant Equity Incentive Plan.

“2017 Plan” refers to the 2017 Equity Incentive Plan.

“cancellation date” refers to the same U.S. calendar day as the expiration date which is the date when Tendered Options will be cancelled. This cancellation of Tendered Options will occur after the Offer expires. We expect that the cancellation date will be May 30, 2023. If the expiration date of the Offer is extended, then the cancellation date similarly will be delayed.

“common stock” refers to the common stock, par value $0.001 per share, of Kala Pharmaceuticals, Inc.

“Eligible Holder” refers to executive officers, other employees, and non-employee directors that are employed on the commencement date of the exchange period, remain employed on the Replacement RSU Grant Date, and hold Eligible Options.

“Eligible Option grant” refers to all of the Eligible Options issued by the Company to an individual that is part of the same grant and subject to the same award agreement.

“Eligible Options” refers to vested or unvested options to purchase shares of the Company’s common stock under the 2009 Plan, the 2017 Plan, and the inducement awards, that as of April 25, 2023, have a weighted average exercise price of $256.07 and a weighted remaining term of 6.35 years.

“exchange period” refers to the period from the start of the Offer to the expiration date. This period will commence on May 1, 2023, and we expect it to end at 11:59 p.m., Eastern Time, on May 30, 2023.

“expiration date” refers to the time and date that the Offer expires. We expect that the expiration date will be May 30, 2023, at 11:59 p.m., Eastern Time. We may extend the Offer at our discretion. If we extend the Offer, the term “expiration date” will refer to the time and date at which the extended Offer expires.

“inducement awards” refers to inducement awards granted to certain newly hired employees in accordance with Nasdaq Listing Rule 5635(c)(4).

“Option Exchange Program” refers to the exchange of Eligible Options for RSUs in accordance with the terms of the Offer.

“Offer” refers to this Offer to Exchange Certain Outstanding Options for Restricted Stock Units.

“options” refers to stock options to purchase shares of the Company’s common stock.

“Replacement RSUs” refers to the new RSUs granted in exchange for the Tendered Options, which will be subject to vesting requirements.

“restricted stock units” or “RSUs” refers to the restricted stock units issued pursuant to the Option Exchange Program that replace your Tendered Options. RSUs are promises by the Company to issue shares of our common stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this Offer will be granted on the Grant Date pursuant to the 2017 Plan and subject to the terms and conditions of an RSU award agreement between you and the Company. Eligible Holders will receive RSUs if they choose to participate in the Option Exchange Program.

“Grant Date” refers to the date when restricted stock units will be granted pursuant to the Option Exchange Program. Replacement RSUs will be granted immediately following the closing of the exchange period. If the expiration date of the Offer is extended, then the Grant Date similarly will be delayed.

“Stock Plans” refers to the 2009 Plan and 2017 Plan.

“Tendered Options” refers to options to purchase shares of the Company’s common stock that are exchanged pursuant to the Option Exchange Program.

Q2.	What is a stock option?

A2.	A stock option is a right to buy a share of KALA common stock at a set price (also known as the grant or exercise price) for a specified period of time. The right to buy the share may continue in the future, but the purchase price is fixed when the stock option is granted.

Q3.	Who is eligible to participate in the Option Exchange Program?

A3.	Eligible Holders are eligible to participate in the Option Exchange Program. The Option Exchange Program will not be open to any former employees or consultants. We estimate that approximately 39 employees are eligible to participate in the Option Exchange Program.

Q4.	What will I receive for the options that I exchange?

A4.	All Eligible Holders who properly tender Eligible Options pursuant to the Option Exchange Program will receive RSUs. RSUs are promises by the Company to issue shares of the Company’s common stock in the future provided that the vesting criteria are satisfied. (See Question and Answer 12 for vesting details). You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q5.	What is the advantage of Restricted Stock Units?

A5.	RSUs have an advantage over stock options in that, regardless of fluctuation in the price of our stock, the award retains some value because RSUs are actual shares of stock when vested. Stock options have little or no value if the current price of KALA stock is at or below the stock option exercise price.

Q6.	Which stock options are eligible for exchange under the Option Exchange Program?

A6.	Eligible Options include the vested or unvested options to purchase shares of the Company’s common stock under the 2009 Plan, the 2017 Plan, and the inducement awards. As of April 25, 2023, there were 184,309 Eligible Options held by Eligible Holders, of which 99% were “underwater” on that date, meaning the exercise price of the option exceeded $15.52, which was the closing trading price of our common stock on that date. The weighted average exercise price of the Eligible Options is $256.07 and the weighted average remaining life of the Eligible Options is 6.35 years.

The following table sets forth the number of Eligible Options held by our Named Executive Officers, our other executive officers as a group, our non-employee directors, and our other employees as a group.

Eligible Stock Options
	Unvested Options	Vested Options	Total
Mark Iwicki	15,443	56,272	71,715
Todd Bazemore	5,415	15,743	21,158
Kim Brazzell, Ph.D.	4,981	12,935	17,916
Darius Kharabi	1,508	1,140	2,648
Mary Reumuth, C.P.A	3,575	11,161	14,736
Eric L. Trachtenberg	3,828	11,811	15,639
Non-Employee Directors as a Group	7,465	5,590	13,055
Non-Executive Officer Employees as a Group	10,404	17,038	27,442
TOTAL	52,619	131,690	184,309

Q7.	Can the Option Exchange Program be extended, and if so, how will I be notified if the Option Exchange Program is extended?

A7.	We may, in our discretion, extend the Option Exchange Program at any time, but we do not currently expect to do so. If we extend the Option Exchange Program, we will issue a press release or other public announcement disclosing the extension no later than 9:00 a.m. on the business day following the scheduled expiration date.

Q8.	If I participate in the Option Exchange Program, how many RSUs would I receive in the new equity grant?

A8.	The exchange ratio is designed to be reasonable, given the Black-Scholes value of the Eligible Options, and to rebalance employee and director equity. Eligible Options will be exchanged on a 1:1 basis, or one stock option for one new RSU. The exchange ratio is the same for all Eligible Holders. None of the replacement RSUs will be vested on the date of grant. Instead, the replacement RSUs will vest in accordance with the vesting schedule described below in Section 9.

Q9.	Can you provide an example of how the exchange ratios would work?

A9.	Based on the exchange ratio of 1:1, if you hold 1,000 Eligible Options you would receive 1,000 RSUs pursuant to the Option Exchange Program.

Q10.	What would the new exercise price be?

A10.	There is no exercise price associated with RSUs. RSUs are settled in actual shares of stock when they vest.

Q11.	My Eligible Options are already vested. Would my new RSU be fully vested?

A11.	No. All new RSUs granted in the Option Exchange Program will be subject to a new vesting schedule; however, shares of common stock issued upon vesting of the RSU will be fully vested. (See Question and Answers 12 and 13 for vesting details)

Q12.	What would the vesting schedule be for the new grants?

A12.	None of the RSUs granted in exchange for Eligible Options will be vested on the date of grant. For Eligible Options that are vested, the Replacement RSUs will vest over two years, with 50% of the Replacement RSUs vesting on the first anniversary of the Grant Date, and 50% vesting on the second anniversary of the Grant Date. Unvested Eligible Options exchanged for Replacement RSUs will be subject to a revised vesting schedule whereby no such Replacement RSUs will vest until the second anniversary of the Grant Date, at which time a number of Replacement RSUs will vest that is equal to the unvested Eligible Options that would have vested during such two-year period, and the remaining Replacement RSUs will vest on the original vesting schedule of the unvested Eligible Options, provided that the applicable vesting schedule will vest in annual installments rather than monthly installments. While a portion of the Eligible Options may have otherwise expired during this new vesting period, the Replacement RSUs will not be subject to expiration. As a result, Eligible Holders participating in the Option Exchange Program will, in effect, have to re-earn the new RSUs through continued service for a period of one year from the Grant Date.

Q13.	Will the terms and conditions of the RSU grant be the same as the exchanged stock option grant?

A13.	The Replacement RSUs will be subject to the 2017 Plan (see plan document at www.sec.gov/Archives/edgar/data/1479419/000110465920077452/tm2023490d1_ex99-1.htm), regardless of whether stock option grants were issued under the 2009 Plan, the 2017 plan, or the inducement awards.

RSUs are a different type of equity award than options, and the terms and conditions of your RSUs will be different from your options. Your RSUs will be granted under the 2017 Plan and will be subject to an RSU award agreement. The form of RSU award agreement is filed as an exhibit to the Schedule TO with which this Offering Memorandum has been filed and is available on the SEC website at www.sec.gov. See Section 9 below for more details on the terms and conditions of RSUs.

The vesting of any RSUs will differ significantly from the corresponding Tendered Options. Until your RSUs vest and you are issued shares in settlement of the vested RSUs, you will not have any of the rights or privileges of a stockholder of the Company as to the shares associated with such RSUs. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The tax treatment of the RSUs will differ significantly from the tax treatment of your options. Please see Question and Answer 24 and the remainder of this Offering Memorandum. Also, the vesting of your RSUs will be different from the vesting schedule of your Tendered Options. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q14.	If I elect to participate, when would I receive my Replacement RSUs?

A14.	The Replacement RSUs will be issued immediately following the closing of the exchange period.

Q15.	Do I have to participate in the Option Exchange Program?

A15.	Participation in the Option Exchange Program is completely voluntary. If you chose not to participate, you would keep all your current outstanding stock options, including stock options eligible for the Option Exchange Program. No changes would be made to the terms of your current stock options if you decline to participate. You do not need to do anything if you choose to not participate in the Option Exchange Program.

Q16.	How do I tender my Eligible Options for exchange?

A16.	If you are an Eligible Holder, you may tender your Eligible Options for exchange at any time before the expiration date, i.e., 11:59 p.m., Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended).

You will receive an email notification from DocuSign which contains a copy of the election form. If you choose to participate in the Offer, in order to validly tender your Eligible Options, you must properly complete and sign the accompanying election form via DocuSign, which will be automatically forwarded to KALA once submitted, so that we receive it before 11:59 p.m. Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended). For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m. Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: optionexchange@kalarx.com.

You are responsible for making sure that the election form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your election form to ensure that we receive your election form before the expiration date.

You do not need to return your award agreement(s) for your Eligible Options to be cancelled and exchanged in the Offer because they will be automatically cancelled effective as of the expiration date if we accept your Eligible Options for exchange. The election form will include a consent to be subject to the terms and conditions of the RSUs.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed election form. We must receive your properly completed and signed election form before 11:59 p.m., Eastern Standard Time, on May 30, 2023 (or such later date as may apply if the Offer is extended). If you miss this deadline, you will not be permitted to participate in the Offer.

We will accept delivery of the signed election form for the initial election only by DocuSign. For subsequent elections, delivery of a signed election form must be made by email (by PDF or similar imaged document file) delivered to optionexchange@kalarx.com. You are responsible for making sure that the election form is returned via DocuSign and / or delivered to this email address, as applicable. You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the expiration date.

See Section 4, “Procedures for electing to exchange options” for more information.

Q17.	If I choose to participate in the Option Exchange Program, do I have to exchange all of my eligible stock option grants?

A17.	No. Under the Option Exchange Program, you are able to exchange Eligible Options on a grant-by-grant basis. That means you may choose to exchange some eligible grants, and choose not to exchange others.

Q18.	If I choose to participate in the Option Exchange Program, can I partially exchange an option grant?

A18.	We are not accepting partial tenders of stock option grants. However, you may elect to exchange the remaining portion of any stock option that you previously partially exercised. Accordingly, you may elect to exchange one or more of your stock option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant.

Q19.	Can I exchange shares of KALA common stock that I acquired upon exercise of my KALA stock options?

A19.	No. The Option Exchange Program only applies to outstanding KALA stock options that are eligible under the Option Exchange Program. You would not be able to exchange shares of KALA stock that you own outright.

Q20.	Will I be required to give up all my rights under the exchanged stock options?

A20.	Yes. On the expiration date of the Option Exchange Program, the stock options you surrender in exchange for RSUs will be cancelled and you will no longer have any rights under those surrendered stock options.

Q21.	During what period of time may I withdraw options that I previously elected to exchange?

A21.	You may withdraw any stock options that you previously elected to exchange at any time before the Option Exchange Program expires. If we extend the Option Exchange Program, you may withdraw any stock options that you previously elected to exchange at any time before the extended expiration of the Offer.

Q22.	What if I elect to participate and leave KALA before the Option Exchange Program ends?

A22.	If you elect to participate in the Option Exchange Program and your employment ends for any reason before you receive the Replacement RSUs, your exchange election will be cancelled and you would not receive the Replacement RSUs. If this occurs, no changes would be made to the terms of your current stock options and such stock options would be treated as if you had declined to participate in the Option Exchange Program.

Q23.	What if I elect to participate and leave KALA after the new RSUs are granted?

A23.	If you elect to participate in the Option Exchange Program and your employment ends for any reason after you receive the Replacement RSUs, your exchange election would have been processed and your Replacement RSUs will have the new terms and conditions that would apply. If you leave KALA prior to the Replacement RSUs vesting, the unvested portion of the Replacement RSUs would be forfeited.

Q24.	Would I owe taxes if I participate in the Option Exchange Program?

A24.	Generally, the exchange of Eligible Options should be treated as a non-taxable exchange and no income tax should be recognized upon the grant of the new RSUs for U.S. federal income tax purposes. There may, however, be income tax payable upon the vesting of your RSUs. It is recommended that you consult with your own tax accountant or financial advisor for additional information about your personal tax situation.

You should consult with your tax adviser to determine the personal tax consequences to you of participating in the Option Exchange Program. If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S.), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q25.	Will KALA recommend that employees participate in the Option Exchange Program?

A25.	KALA is not making any recommendation as to whether or not it will make sense for you to participate in the Option Exchange Program.

The program does carry risk (see “Risks of Participating in the Option Exchange Program” beginning on page 14 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your Eligible Options or from the RSUs you will receive in exchange. You must make your own decision as to whether or not to participate in the Option Exchange Program. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial adviser. (See Section 3, “Purposes of the Offer,” below)

Q26.	How should I decide if I should exchange my options?

A26.	We are providing substantial information to assist you in making your own informed decision. Please read all the information contained in the various sections of the Offering Memorandum below, including the information in Section 3, “Purposes of the Offer,” Section 8, “Price range of shares underlying the options,” Section 10, “Information concerning the Company,” Section 11, “Interests of directors and executive officers; transactions and arrangements concerning the options,” Section 14, “Material income tax consequences,” and Section 17, “Additional Information” of the Offering Memorandum. You should seek further advice from your legal counsel, accountant and financial advisor. Participation in the Option Exchange Program is entirely your decision and should be made based on your personal circumstances. No one from KALA is, or will be, authorized to provide you with legal, tax, financial or other advice or recommendations regarding whether you should participate in the Option Exchange Program.

You should carefully consider the potential tax consequences of your exchange of Eligible Options for RSUs. Please also review “Tax-Related Risks” and other risk factors that begin on page 14.

Q27.	Why is the Company making the Offer?

A27.	We believe that the Option Exchange Program will foster retention of valuable employees of the Company and its subsidiaries, provide meaningful incentives to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value. Previously, we submitted for stockholder approval a proposal to implement a one-time stock Option Exchange Program, as described in our definitive proxy statement filed with the SEC on March 13, 2023. Our stockholders approved the program at the Special Meeting of Stockholders held on April 24, 2023.

Kala has historically used stock options to incentivize and retain employees, executives, and non-employee directors. Option grants serve as a powerful tool in the retention of executives and other employees based on stock price appreciation. However, when the stock price remains flat or declines due to factors that are not always within our control, the power of options to motivate and retain the holders of these awards can be lost or greatly diminished, in particular when the exercise price is materially higher than the trading price of the underlying common stock, or “underwater”.

Kala currently has a substantial number of deeply underwater options outstanding due to a sustained drop in its stock price over the past several years. At the same time, the equity awards held by employees, executives, and non-employee directors have been greatly diluted recently due to the $31 million private placement of the Company’s equity securities that occurred at the end of 2022. In January 2023, the compensation committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), who serves as the compensation committee’s independent compensation consultant, and began considering whether an option exchange program would assist with retaining and incentivizing our employees. After a series of discussions and after consideration of various design alternatives, the compensation committee (“compensation committee”) of the board of directors of the Company (the “board”) recommended to the board, and the board subsequently authorized, that we pursue the Option Exchange Program for the Eligible Holders.

Kala has a pressing need to retain and motivate our key talent, particularly in light of the highly competitive nature of the labor market in the pharmaceutical industry and the possibility that our key talent could receive lucrative sign-on awards by taking a position with a comparable company. Our key talent has been vital in our successful transformation of our business, and retaining these employees is important to our continued success. For this reason, our board asked that our stockholders approve the Option Exchange Program described below, and the stockholders approved the Option Exchange Program on April 24, 2023. Under this program, all Eligible Holders who hold Eligible Options will have the opportunity to surrender their Eligible Options and receive an equal number of Replacement RSUs, which will be subject to vesting conditions.

(See Section 3, “Purposes of the Offer,” below)

Q28.	Are there circumstances under which I would not be granted RSUs?

A28.	Yes. If, for any reason, you no longer are an employee of the Company or its subsidiaries on the Grant Date, you will not receive any RSUs. Instead, you will keep your current Eligible Options and those options will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” regardless of your participation in the Option Exchange Program and can be terminated by you or KALA (or entity with which you engage to provide services) at any time with or without cause or notice. (See Section 1, “Eligibility,” below)

Moreover, even if we accept your Eligible Options, we will not grant RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting RSUs as a result of changes in SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time.

Q29.	Do I have to pay for my RSUs?

A29.	No. You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation at the time of issuance of the shares underlying the RSUs after the RSUs vest, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q30.	What happens if I have an Eligible Option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A30.	If you have an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Holder beneficially owns a portion of that Eligible Option grant, you may accept the Offer only with respect to the portion of the Eligible Option grant beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Holder may not be exchanged in the Offer (even if legal title to that portion of the award is held by you and you are an Eligible Holder).

For example, if you are an Eligible Holder and you hold an Eligible Option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the Eligible Option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the Option Exchange Program at all with respect to this Eligible Option grant. These are your only choices with respect to this Eligible Option grant. (See Section 2, “Number of RSUs; expiration date,” below)

Q31.	When will my Tendered Options be cancelled?

A31.	Your Tendered Options will be cancelled following the expiration of the Offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 30, 2023, unless the exchange period is extended. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q32.	Once my Tendered Options are cancelled pursuant to the Option Exchange Program, is there anything I must do to receive the RSUs?

A32.	Once your Tendered Options have been cancelled, you must execute an RSU award agreement. In order to receive the shares covered by the RSU grant, you will also need to remain an employee of the Company or its subsidiaries through the applicable vesting date, as described in Question and Answer 12. (See Section 1, “Eligibility,” below)

Q33.	Do I need to exercise my RSUs in order to receive shares?

A33.	No. RSUs do not need to be exercised in order to receive shares. If your RSUs vest, you automatically will receive the shares subject to the RSUs shortly thereafter in accordance with the terms of the 2017 Plan and the applicable RSU award agreement (less any shares used to satisfy any applicable tax withholding). RSUs that do not vest will be forfeited to the Company and you will receive no payment for them. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q34.	Will I be required to give up all of my rights under the cancelled options?

A34.	Yes. Once we have accepted your Tendered Options, your Tendered Options will be cancelled and you no longer will have any rights under those options. We intend to cancel all Tendered Options following the expiration of the Offer on the same U.S. calendar day as the expiration date. We refer to this date as the cancellation date. We expect that the cancellation date will be May 30, 2023. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q35.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A35.	If you choose not to participate or your options are not accepted for exchange, your existing options will (a) remain outstanding until they are exercised or cancelled or they expire by their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement related to such option grant. (See Section 6, “Acceptance of options for exchange and issuance of RSUs,” below)

Q36.	How does the Company determine whether an option has been properly tendered?

A36.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of the Offer. No tender of options will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. (See Section 4, “Procedures for electing to exchange options,” below)

Q37.	What if the Company is acquired by another company?

A37.	Although we currently are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity prior to the expiration of the Offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the Stock Plan or inducement awards under which they were granted and the relevant award agreements. Further, if the Company is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If the Company is acquired prior to the expiration of the Offer but does not withdraw the Offer, before the expiration of the Offer we (or the successor entity) will notify you of any material changes to the terms of the Offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the RSUs if no acquisition had occurred.

If, after the Offer, we subsequently are acquired by or merge with another company, your Tendered Options might have been worth more than the RSUs that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Option Exchange Program may receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Option Exchange Program and retained their original options.

Further, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Company or its subsidiaries before the completion of the Option Exchange Program. Termination of your employment or other service for this or any other reason before the Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for RSUs, your RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2017 Plan and your RSU award agreement. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q38.	Will I receive an RSU award agreement?

A38.	Yes. All RSUs will be subject to an RSU award agreement between you and the Company, as well as to the terms and conditions of the 2017 Plan. The forms of RSU award agreement under the 2017 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offering Memorandum has been filed. In addition, a copy of the 2017 Plan and the form of the RSU award agreement under the 2017 Plan are available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of RSUs,” below)

Q39.	Are there any conditions to the Offer?

A39.	Yes. The completion of the Offer is subject to a number of customary conditions that are described in Section 7 of this Offering Memorandum. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See Section 2, “Number of RSUs; expiration date,” and Section 7, “Conditions of the Offer,” below)

Q40.	May I change my mind about which options I want to exchange?

A40.	Yes, but only before the Offer expires. You may change your mind after you have submitted an election form and change the options you elect to exchange at any time before the expiration date by completing and submitting a new election form via email. If we extend the expiration date, you may change your election at any time until the extended Offer expires. You may elect to exchange on a grant by grant basis additional Eligible Options, fewer Eligible Options, all of your Eligible Options or none of your Eligible Options. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form we receive by the expiration date. Please be sure that any completed and new election form you submit includes all of the options with respect to which you want to accept the Offer and is clearly dated after your last-submitted election form. See Section 4, “Procedures for electing to exchange options,” and Section 5, “Withdrawal rights and change of election,” below.

Q41.	How do I change my election and add or withdraw some or all of my Eligible Option grants?

A41.	To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, you must deliver a valid new election form indicating only the Eligible Option grants you wish to exchange in the Option Exchange Program or a valid new election form indicating that you reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on May 30, 2023.

Your delivery of all documents, including election forms, is at your own risk. Only election forms that are complete and actually received by the deadline via email will be accepted. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election form. Election forms submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. We intend to confirm the receipt of your election form by email within two (2) U.S. business days after receiving your election form. See Section 5, “Withdrawal rights and change of election,” below.

Q42.	What if I withdraw my election and then decide that I do want to participate in the Option Exchange Program?

A42.	If you have withdrawn your election to participate and then again decide to participate in the Option Exchange Program, you may reelect to participate by submitting a new, properly completed election form via email before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election form. (See Question and Answer 41 and Section 5, “Withdrawal rights and change of election,” below)

Q43.	Will my decision to participate in the Option Exchange Program have an impact on my ability to receive options or other equity awards in the future?

A43.	No. Your election to participate or not to participate in the Option Exchange Program will not have any effect on our making future grants of options, other equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below)

Q44.	Whom can I contact if I have questions about the Option Exchange Program, or if I need additional copies of the Offer documents?

A44.	You should direct questions about the Option Exchange Program and requests for printed copies of this Offering Memorandum and the other Offer documents to:

Corporate Secretary
Email: optionexchange@kalarx.com
Phone: (781) 996-5743

(See Section 10, “Information concerning the Company”, below)

RISKS OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM

Participating in the Option Exchange Program involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2022 and other SEC filings, each filed with the SEC, highlight some of the material risks of participating in this Option Exchange Program. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the Offer. In addition, we strongly urge you to read the sections in this Offering Memorandum discussing the tax consequences of participating in the Option Exchange Program, as well as the rest of this Offering Memorandum for a more in-depth discussion of the risks that may apply to you.

This Offering Memorandum and our SEC reports referred to above include “forward-looking statements” including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations. Generally, the words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “could,” “would,” ”should,” “project,” “plan,” “intend,” “expect,” “forecast,” “target,” the plural of such terms, the negatives of such terms, or other comparable terminology and similar expressions identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, risks and uncertainties, including the risk factors set forth in this discussion and our SEC reports referred to above. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this Offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and other SEC filings. We caution you not to place undue reliance on the forward-looking statements contained in the Offer, which speak only as of the date hereof.

Risks that are Specific to the Offer

Economic Risks

If, after the Option Exchange Program, we subsequently are acquired by or merge with another company, your cancelled options might have been worth more than the RSUs that you receive in exchange for them.

Although we currently are not anticipating a merger or acquisition, a transaction involving us could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Option Exchange Program might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition than they would have received had they not participated. This could result in a greater financial benefit for those option holders who did not participate in the Option Exchange Program and instead had retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment or other service with us or our subsidiaries terminates before part or all of your RSUs vest, you will not receive any value from the unvested portion of your RSUs.

Your RSUs will be completely unvested on the Grant Date.

The RSUs will vest according to the vesting schedule (See Section 9, “Source and amount of consideration; terms of RSUs,” below), therefore, none of the RSUs will be vested on the Grant Date even if your Tendered Options are fully or partially vested. If you do not remain an employee of the Company or its subsidiaries through the date your RSUs vest, you will not receive the shares subject to those RSUs. Instead, your RSUs will expire immediately upon your termination. As a result, you may not receive any value from your RSUs.

Tax-Related Risks

The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your options.

If you participate in the Option Exchange Program, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the Grant Date. However, you generally will have taxable ordinary income when the shares underlying your RSUs are issued to you. If you are an employee of the Company or its subsidiaries, then the Company (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of vesting and settlement of the RSUs. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. More information regarding tax withholding is described in the RSU award agreement. The forms of RSU award agreement are incorporated by reference as exhibits to the Schedule TO with which this Offering Memorandum has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the shares underlying the RSU. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participating in the Option Exchange Program, your tax liability could be higher than if you had kept your Eligible Options. Please see Section 14 of the Offering Memorandum for a reminder of the general tax consequences associated with options. For illustrative purpose only, the following provides an example.

Example

Assume that you hold an Eligible Option grant to purchase 1,000 shares with a per share exercise price of $15.00. The Eligible Option is a nonstatutory stock option. If the Eligible Option was exercised for $15.00 per share while the fair market value of our common stock was $18.00 per share, you would recognize ordinary income on $3.00 per share or $3,000 total at exercise. If you later sold the shares at $20.00 per share, you would have a capital gain of $2.00 per share or $2,000 total, which is the difference between the sale price of $20.00 and the $18.00 fair market value at exercise. If you held the shares for more than 12 months, this would be taxed at long-term capital gains rates (generally a maximum of 20% currently), and if you held the shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 37%). If, instead, you had exchanged your Eligible Option grant for 1,000 RSUs, you would be subject to ordinary income tax (currently taxed at a maximum rate of 37%) on the full fair market value of the shares you receive at the time you receive them (i.e., when they vest). For example, if you vest in the 1,000 RSUs when the fair market value of our stock is $20.00 per share, you will recognize an ordinary income of $20,000. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such shares) on any additional gain when you sell the shares. For example, if you sold the shares at $23.00 per share, you would have a capital gain of $3.00 per share or $3,000 total. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the shares thereunder, while you would have paid $15.00 per share, or $15,000 of post-tax dollars for the shares subject to your Eligible Options. Note that this example does not take into consideration an additional 3.8% federal surtax that may be imposed on “net investment income” (generally referred to as the “Medicare Surtax”) that may apply to certain individuals based on annual income, any state and local taxes, and other factors.

Please note that, depending on where you live, state income taxes also may apply to you and the Company may have tax withholding obligations with respect to such taxes. You should consult your own tax adviser to discuss these consequences.

If you are a tax resident of multiple countries, there may be tax and social security/insurance consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social security/insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax adviser to discuss these consequences.

Risks Relating to Our Business and Our Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and also the information provided in this Offering Memorandum and the other materials that we have filed with the SEC, before making a decision on whether to surrender your Eligible Options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our corporate website at investors.kalarx.com/sec-filings. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 17, “Additional information,” for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE OFFER

1.	Eligibility

An “Eligible Holder” refers to executive officers, other employees, and non-employee directors that are employed on the commencement date of the exchange period, remain employed on the Replacement RSU Grant Date, and hold Eligible Options.

If you do not satisfy all of the requirements of an Eligible Holder, including remaining employed by or otherwise in continuous service with the Company or its subsidiaries, from the start of the Offer through the Grant Date, you will keep your current options and they will vest and expire in accordance with their existing terms. If we do not extend the Offer, the Grant Date will be immediately following the closing of the exchange period. Except as provided by applicable law and/or any employment agreement or other service agreement between you and the Company or its subsidiaries, your employment or other service with the Company or its subsidiaries will remain “at-will” and can be terminated by you or the Company or its subsidiaries at any time, with or without cause or notice. In order to vest in your RSUs and receive the shares subject to the RSU, you must remain an employee to the Company or its subsidiaries through the vesting period (See Section 9, “Source and amount of consideration; terms of RSUs,” below).

2.	Number of RSUs; expiration date

Subject to the terms and conditions of the Offer, we will accept for exchange Eligible Options that are held by an Eligible Holders of KALA. In order to be eligible, options must be outstanding on the expiration date of the Option Exchange Program. For example, if a particular option grant expires during the exchange period, that option grant is not eligible for exchange.

Participation in the Option Exchange Program is completely voluntary. You may decide which of your Eligible Option grants you wish to exchange. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such Eligible Option grants without having to exchange all of your Eligible Option grants. If you elect to participate in the Option Exchange Program, you must exchange all of the shares subject to any particular Eligible Option grant that you choose to exchange. Except for option grants that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), we are not accepting partial tenders of Eligible Option grants. If you elect to participate in the Option Exchange Program with respect to any partially exercised Eligible Option grant, you must exchange the entire remaining unexercised and outstanding portion of such option grant.

For example, if you hold (1) an Eligible Option grant to purchase 1,000 shares, 700 of which you have already exercised, (2) an Eligible Option grant to purchase 1,000 shares, and (3) an Eligible Option grant to purchase 3,000 shares, you may choose to exchange all three Eligible Option grants, or any two of the three Eligible Option grants, or any one of the three Eligible Option grants, or none at all. You may not elect to exchange a partial amount under any Eligible Option grant (such as an election to exchange only 150 shares of the remaining 300 shares under the first Eligible Option grant, in the example above).

However, if you have an Eligible Option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Holder beneficially owns a portion of that Eligible Option grant, you may accept the Offer only with respect to the portion of the Eligible Option grant beneficially owned by you. Any portion beneficially owned by a person who is not an Eligible Holder may not be exchanged in the Option Exchange Program (even if legal title to that portion of the award is held by you and you are an Eligible Holder).

For example, if you are an Eligible Holder and you hold an Eligible Option grant covering 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 600 of the remaining 2,000 shares not beneficially owned by your former spouse, then you may elect to exchange the 1,400 shares that remain outstanding subject to the Eligible Option grant that are not beneficially owned by your former spouse, or you may elect not to participate in the Option Exchange Program at all with respect to this Eligible Option grant. These are your only choices with respect to this Eligible Option grant. (See Section 2, “Number of RSUs; expiration date,” below).

All Eligible Holders who properly tender Eligible Options pursuant to the Option Exchange Program will receive RSUs. RSUs are promises by the Company to issue shares of our common stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting and settlement of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement.

Exchange Ratio

The exchange ratio is designed to be reasonable, given the Black-Scholes value of the Eligible Options, and to rebalance employee and director equity. The options will be exchanged on a 1:1 basis, or one option for one new RSU. The exchange ratio is the same for all Eligible Holders.

For purposes of the Offer, including the exchange ratios, the term “option” refers to an option to purchase one share of our common stock.

All RSUs will be subject to the terms of the 2017 Plan and the applicable RSU award agreement between you and the Company. The form of RSU award agreement under the 2017 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offering Memorandum has been filed and is available on the SEC website at www.sec.gov.

The expiration date for the Offer will be 11:59 p.m., Eastern Time, on May 30, 2023, unless we extend the Option Exchange Program. We may, in our discretion, extend the Offer, in which event the expiration date will refer to the latest time and date at which the extended Offer expires. See Section 15 of this Offering Memorandum for a description of our rights to extend, terminate and amend the Offer.

3.	Purposes of the Offer

The primary purpose of the Offer is to improve the retention and incentive benefits of our equity awards. We believe that the Offer will foster retention of valuable employees of the Company and its subsidiaries, provide meaningful incentives to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value. Previously, we submitted for stockholder approval a proposal to implement a one-time stock Option Exchange Program, as described in our definitive proxy statement filed with the SEC on March 13, 2023. Our stockholders approved the program at the Special Meeting of Stockholders held on April 24, 2023.

Kala has historically used stock options to incentivize and retain employees, executives, and non-employee directors. Option grants serve as a powerful tool in the retention of executives and other employees based on stock price appreciation. However, when the stock price remains flat or declines due to factors that are not always within our control, the power of options to motivate and retain the holders of these awards can be lost or greatly diminished, in particular when the exercise price is materially higher than the trading price of the underlying common stock, or “underwater”.

Kala currently has a substantial number of deeply underwater options outstanding due to a sustained drop in its stock price over the past several years. At the same time, the equity awards held by employees, executives, and non-employee directors have been greatly diluted recently due to the $31 million private placement of the Company’s equity securities that occurred at the end of 2022. In January 2023, the compensation committee retained Pearl Meyer, who serves as the compensation committee’s independent compensation consultant, and began considering whether an option exchange program would assist with retaining and incentivizing our employees. After a series of discussions and after consideration of various design alternatives, the compensation committee recommended to the board, and the board subsequently authorized, that we pursue the Option Exchange Program for the Eligible Holders.

Kala has a pressing need to retain and motivate our key talent, particularly in light of the highly competitive nature of the labor market in the pharmaceutical industry and the possibility that our key talent could receive lucrative sign-on awards by taking a position with a comparable company. Our key talent has been vital in our successful transformation of our business, and retaining these employees is important to our continued success. For this reason, our board asked that our stockholders approve the Option Exchange Program described below, and the stockholders approved the Option Exchange Program on April 24, 2023. Under this program, all Eligible Holders who hold Eligible Options will have the opportunity to surrender their Eligible Options and receive an equal number of Replacement RSUs, which will be subject to vesting conditions.

Except as otherwise disclosed in this Offering Memorandum or in our SEC filings, as of the date hereof, we presently have no immediate plans, proposals, or active negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	Any change in our present board or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS OFFERING MEMORANDUM AND CONSULT YOUR INVESTMENT AND TAX ADVISERS. YOU MUST MAKE YOUR OWN DECISION ABOUT WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

4.	Procedures for electing to exchange options

You will receive an email notification from DocuSign which contains a copy of the election form. If you choose to participate in the Offer, in order to validly tender your Eligible Options, you must properly complete and sign the accompanying election form via DocuSign, which will be automatically forwarded to KALA once submitted, so that we receive it before 11:59 p.m. Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended). For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m. Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended), by email (by PDF or similar imaged document file) delivered to: optionexchange@kalarx.com.

You are responsible for making sure that the election form is delivered as indicated above. We will accept delivery of the signed election form for the initial election only by DocuSign and for subsequent elections, by email (by PDF or similar imaged document file) to optionexchange@kalarx.com. You are responsible for making sure that the election form is returned via DocuSign and / or delivered to this email address, as applicable. You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the expiration date.

You do not need to return your award agreement(s) for your Eligible Options to be cancelled and exchanged in the Offer because they will be automatically cancelled effective as of the expiration date if we accept your Eligible Options for exchange. The election form will include a consent to be subject to the terms and conditions of the applicable new RSUs.

Except as described in the following sentence, the election form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable Option award agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.

Your Eligible Options will not be considered tendered until we receive your properly completed and signed election form. We must receive your properly completed and signed election form before 11:59 p.m., Eastern Time, on May 30, 2023 (or such later date as may apply if the Offer is extended). If you miss this deadline, you will not be permitted to participate in the Offer.

We will accept delivery of the signed election form for the initial election only by DocuSign. For subsequent elections, delivery of a signed election form must be made by email (by PDF or similar imaged document file) delivered to optionexchange@kalarx.com. You are responsible for making sure that the election form is returned via DocuSign and / or delivered to this email address, as applicable. You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the expiration date.

We reserve the right to reject any or all tenders of Eligible Options that we determine are not in appropriate form or that we determine would be unlawful to accept. If the Offer is approved at the Special Meeting, subject to our rights to extend, terminate and amend the Offer, we expect to accept all properly tendered Eligible Options on the expiration date.

Determination of validity; rejection of eligible options; waiver of defects; no obligation to give notice of defects

To validly tender your Eligible Options pursuant to the Offer, you must remain an Eligible Holder and must not have given or have received a notice of termination of employment as of the expiration date.

The Offer is a one-time offer, and we will strictly enforce the offer period, subject to any extension of the expiration date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to any particular Eligible Option or any particular Eligible Holder (with any such waiver to be applied consistently among all Eligible Holders).

Our acceptance constitutes an agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5, “Withdrawal rights and change of election” and our acceptance of your tendered Eligible Options in accordance with Section 6, “Acceptance of options for exchange and issuance of RSUs”. Our acceptance for exchange of Eligible Options that you tender pursuant to the Offer will constitute a binding agreement between KALA and you upon the terms and subject to the conditions of the Offer.

Subject to our rights to terminate and amend the Offer in accordance with Section 6, “Conditions of the Offer”, and as described in Section 1 of this Offering Memorandum, on the expiration date, we expect to accept for exchange all properly tendered Eligible Options that were not validly withdrawn prior to the expiration date. Eligible Options accepted by KALA for exchange will be cancelled and new RSUs will be granted on the expiration date subject to the New RSU Terms.

5.	Withdrawal rights and change of election

You may change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, only in accordance with the provisions of this section. You may change an election you previously made with respect to some or all of your Eligible Option grants at any time before the expiration date, which is expected to be 11:59 p.m., Eastern Time, on May 30, 2023. If we extend the Offer, you may withdraw your Eligible Option grants at any time until the extended expiration date. In addition, although we intend to accept all validly tendered options promptly after the expiration of the Offer, due to certain requirements under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Eastern Time, on June 28, 2023 (which is the 40th U.S. business day following the commencement of the Offer), you may withdraw your options at any time thereafter but prior to our acceptance.

To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from the Offer, you must deliver a valid new election form indicating only the Eligible Option grants you wish to exchange in the Option Exchange Program or a valid new election form indicating that you reject the Offer with respect to all of your Eligible Options, by completing the election process outlined below by the expiration date, currently expected to be 11:59 p.m., Eastern Time, on May 30, 2023.

To withdraw tendered Eligible Options, you must deliver to us a properly completed and signed Notice of Withdrawal of election form, a form of which is filed as exhibit (a)(1)(D) to Schedule TO (a “Notice of Withdrawal”) with the required information prior to the expiration date. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to optionexchange@kalarx.com.

If you miss the deadline to withdraw but remain an Eligible Holder, any previously tendered Eligible Options will be exchanged pursuant to the Offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or Notice of Withdrawal that we receive before the expiration date.

You are responsible for making sure that you properly submit a Notice of Withdrawal for any tendered Eligible Option that you wish to subsequently withdraw. You must allow sufficient time to complete, sign and deliver your Notice of Withdrawal to ensure that we receive it before the expiration date.

Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable option agreement and the previously submitted election form. We have filed a form of the Notice of Withdrawal as an exhibit to the Schedule TO. We will deliver a copy of the Notice of Withdrawal form to all Eligible Holders.

You may not rescind any withdrawal, and any Eligible Options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer unless you properly re-tender those Eligible Options prior to the expiration date by submitting a new election form and following the procedures described in Section 4, “Procedures for electing to exchange options”.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

6.	Acceptance of options for exchange and issuance of RSUs

Upon the terms and conditions of the Offer and promptly following the expiration date, we will accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of the Offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the cancellation date, which we anticipate to be May 30, 2023.

For purposes of the Offer, we will be deemed to have accepted Eligible Options for exchange that are validly tendered and are not properly withdrawn as of the expiration of the Offer and the cancellation date. Promptly following the expiration date and cancellation date, we will give oral or written notice to the option holders generally of our acceptance for exchange of the Eligible Options. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the Offer, discussed in Section 15 of this Offering Memorandum, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered Eligible Options that are not validly withdrawn.

We will grant the RSUs on the Grant Date shortly after the expiration of the Offer. All RSUs will be granted under the 2017 Plan and will be subject to an RSU award agreement between you and the Company. The number of RSUs you will receive will be determined in accordance with the number of Eligible Options you decide to exchange, as described in Section 2 of this Offering Memorandum. Shortly after the expiration date, we will send you your RSU award agreement. You will receive the shares subject to the RSUs if and when your RSUs vest, in accordance with the vesting described in Section 9 of this Offering Memorandum. Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price, the vesting schedule, and other terms.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date the Offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•	There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•	Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 of this Offering Memorandum, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

o	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

o	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

o	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

o	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the offer,

o	the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the Offer, or

o	if any of the situations described above existed at the time of commencement of the Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

•	A tender or exchange offer, other than the Offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

o	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

o	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

o	any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange of Eligible Options;

•	There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of the Offer (as described in Section 12 of this Offering Memorandum);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•	Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 of this Offering Memorandum, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us); or

•	Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to the Company that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (See Section 3 of this Offering Memorandum, “Purposes of the Offer,” for a description of the contemplated benefits of the Offer to us).

If any of the above events occur, we may:

•	terminate the Offer and promptly return all tendered Eligible Options to tendering holders;

•	complete and/or extend the Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	amend the terms of the Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the Offer is open, complete the Offer.

The conditions to the Offer are for our benefit. We may assert them in our discretion before the expiration date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Any such waiver will apply to all Eligible Holders in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8.	Price range of shares underlying the options

The Company common stock that underlies your options has been traded on The Nasdaq Stock Market under the symbol “KALA” since July 20, 2017. Prior to that time, there was no public market for our common stock. The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as reported by Nasdaq.

	High	Low
Fiscal Year Ending December 31, 2023
Second Quarter (through April 25, 2023)	$19.57	$13.36
First Quarter	$56.72	$9.27
Fiscal Year Ending December 31, 2022
Fourth Quarter	$44.99	$3.54
Third Quarter	$21.50	$10.55
Second Quarter	$69.50	$15.00
First Quarter	$97.00	$29.50
Fiscal Year Ended December 31, 2021
Fourth Quarter	$142.75	$55.50
Third Quarter	$273.50	$130.50
Second Quarter	$419.20	$245.00
First Quarter	$498.45	$300.00

On April 24, 2023, the last reported sale price of our common stock, as reported by Nasdaq, was $15.52 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept the Offer.

9.	Source and amount of consideration; terms of RSUs

We will issue RSUs in exchange for Eligible Options properly elected to be exchanged by you and accepted by us for such exchange. RSUs are equity awards under which the Company promises to issue common stock in the future, provided that the vesting criteria are satisfied.

Subject to the terms and conditions of the Offer, upon our acceptance of your properly tendered options, you will be entitled to receive RSUs in accordance with the number of Eligible Options you decide to exchange as described in Section 2 of this Offering Memorandum. You do not have to make any cash payment to the Company to receive your RSUs or the common stock upon vesting.

If we receive and accept tenders from Eligible Holders of all options eligible to be tendered (a total of options to purchase 184,309 shares) subject to the terms and conditions of the Offer, we will grant RSUs covering a total of 184,309 shares of our common stock, or approximately 9.1% of the 2,309,287 shares of our common stock outstanding as of April 26, 2023.

General terms of RSUs.

RSUs will be granted under the 2017 Plan and subject to an RSU award agreement between you and the Company. RSUs are a different type of equity award than options. Therefore, the terms and conditions of the RSUs will vary from the terms and conditions of the options that you tender for exchange. Your RSUs will have a new vesting provisions as described below in this Section 9, subject to your continued employment. Until your RSUs vest and you are issued shares in payment for the vested RSUs, you will not have any of the rights or privileges of a stockholder of the Company with respect to these shares. Once you have been issued the shares of the Company common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any.

The following description summarizes the material terms of the Stock Plans. Our statements in this Offering Memorandum concerning the Stock Plans and the RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the Stock Plans and the forms of RSU award agreement under the 2017 Plan. The forms of RSU award agreement under the 2017 Plan are incorporated by reference as exhibits to the Schedule TO with which this Offering Memorandum has been filed. In addition, a copy of the 2017 Plan and the forms of RSU award agreement are available on the SEC website at www.sec.gov. To receive a copy of the 2017 Plan and/or the forms of RSU award agreement please contact:

Corporate Secretary
Email: optionexchange@kalarx.com
Phone: (781) 996-5743

We will promptly furnish to you copies of these documents upon request at our expense.

Equity Incentive Plans.

Our 2009 Plan was adopted by our board of directors and approved by our stockholders on December 11, 2009 and subsequently amended by our board in 2012, 2013, 2014 and 2015. The 2009 Plan provided for the grant of incentive stock options, non-qualified options, shares, restricted or otherwise, of our common stock, and other stock-based awards. We refer to awards granted under our 2009 Plan as stock rights. Our employees, directors and consultants were eligible to receive stock rights under our 2009 Plan; however incentive stock options could only be granted to our employees who are deemed to be residents of the United States.

The type of stock right granted under our 2009 Plan and the terms of such stock right are set forth in the applicable stock right award agreement.

Our 2017 Plan, which became effective on July 19, 2017, was adopted by our board of directors and approved by our stockholders in July 2017. An amendment to our 2017 Plan was adopted by our board of directors on April 2020 and approved by our stockholders at the 2020 annual meeting of stockholders. The 2017 Plan provides for the grant of incentive stock options, non-qualified options, stock appreciation rights, restricted stock awards, restricted stock units and other stock-based awards. The number of shares of our common stock reserved for issuance under the 2017 Plan is the sum of: (1) 75,737; plus (2) 4,830 shares available for issuance under the 2009 Plan at the time of our IPO and the number of shares of our common stock subject to outstanding awards under the 2009 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right; plus (3) an annual increase, to be added on the first day of each fiscal year, beginning with the fiscal year ending December 31, 2018 and continuing until, and including, the fiscal year ending December 31, 2027, equal to the lowest of 71,475 shares of our common stock, 4% of the number of shares of our common stock outstanding on the first day of such fiscal year and an amount determined by our board of directors. The number of shares authorized for issuance under the 2017 Plan has further increased each year, pursuant to the terms of the 2017 Plan, on the first of January beginning in 2018 by an amount equal to 4% of our then-outstanding common stock.

Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2017 Plan. Incentive stock options, however, may only be granted to our employees.

No award may be granted under the 2017 Plan on or after July 19, 2027. Our board of directors may amend, suspend or terminate the 2017 Plan at any time, except that stockholder approval may be required to comply with applicable law or stock market requirements.

As of April 25, 2023, options to purchase 152,499 shares of common stock were outstanding under the 2017 Plan at a weighted average exercise price of $251.91 per share, and 1,521 options to purchase shares of our common stock had been exercised. As of April 25, 2023, restricted stock units with respect to 148,093 shares of common stock were outstanding under the 2017 Plan. As of April 25, 2023, 14,771 shares of common stock were available for future issuance under our 2017 Plan.

Purchase price.

The compensation committee, the administrator of the 2017 Plan, generally has the authority to determine the terms and conditions of awards granted under the 2017 Plan. RSUs granted under the 2017 Plan do not have a purchase price. As a result, you do not have to make any cash payment to the Company to receive your RSUs or the common stock upon vesting. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting and settlement of the RSUs and issuance of shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the RSU award agreement.

Vesting.

The vesting applicable to awards granted under the 2017 Plan generally is determined by the compensation committee in accordance with the terms of the 2017 Plan. Under the Option Exchange Program, participants will surrender Eligible Options, including options that are fully vested when surrendered, for Replacement RSUs that are subject to vesting based on continued employment. For Eligible Options that are vested, the Replacement RSUs will vest over two years, with 50% of the Replacement RSUs vesting on the first anniversary of the Grant Date, and 50% vesting on the second anniversary of the Grant Date. Unvested Eligible Options exchanged for Replacement RSUs will be subject to a revised vesting schedule whereby no such Replacement RSUs will vest until the second anniversary of the Grant Date, at which time a number of Replacement RSUs will vest that is equal to the unvested Eligible Options that would have vested during such two-year period, and the remaining Replacement RSUs will vest on the original vesting schedule of the unvested Eligible Options, provided that the applicable vesting schedule will vest in annual installments rather than monthly installments. While a portion of the Eligible Options may have otherwise expired during this new vesting period, the Replacement RSUs will not be subject to expiration.

Form of payout.

Restricted stock units granted under the Option Exchange Program and subsequently earned by a recipient will be paid out in an equivalent number of shares of our common stock. The Company will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations with respect to RSUs in the manner specified in your RSU award agreement.

Adjustments upon certain events.

Events Occurring Before the RSU Grant Date. Although we are not anticipating a merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the Offer, you may choose to withdraw any options that you tendered for exchange and your options will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if the Company is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no RSUs in exchange for them. If the Company is acquired prior to the expiration of the Offer but does not withdraw the Offer, before the expiration of the Offer we (or the successor entity) will notify you of any material changes to the terms of the Offer or the RSUs, including any adjustments to the number of shares that will be subject to the RSUs. Under such circumstances, the type of security and the number of shares covered by your RSU would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive RSUs covering more or fewer shares of the acquirer’s common stock than the number of shares subject to the Eligible Options that you tendered for exchange or fewer than the number you would have received pursuant to the RSUs if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Option Exchange Program might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in the Option Exchange Program and retained their original options.

Finally, if another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees of the Company or its subsidiaries before the completion of the Offer. Termination of your employment or other service for this or any other reason before the Grant Date means that the tender of your Eligible Options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any RSUs or other benefit for your tendered options.

Events Occurring After the RSU Grant Date. In the event of any mergers, reorganizations, separations, or other transactions to which Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), applies, the administrator of the 2017 Plan will adjust the number of shares of stock reserved pursuant to the 2017 Plan by increasing the corresponding number of awards assumed and, in the case of a substitution, by the net increase in the number of shares of stock subject to awards before and after the substitution.

Transferability.

Unless the Administrator indicates otherwise in your award agreement, RSUs generally may not be transferred, other than by will or the laws of descent and distribution.

Registration and sale of shares underlying RSUs.

All of the Company’s shares of common stock issuable upon the vesting of the RSUs to be granted under the 2017 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of the Company for purposes of the Securities Act, you will be able to sell the shares issuable upon receipt of your RSUs free of any transfer restrictions under applicable U.S. securities laws.

Tax consequences.

You should refer to Section 14 of this Offering Memorandum for a discussion of the federal income tax consequences of the RSUs and Tendered Options, as well as the consequences of accepting or rejecting the Offer. If you are a taxpayer of the U.S., but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.

10.	Information concerning the Company

Our principal executive offices are located at 1167 Massachusetts Avenue, Arlington, MA 02476 and our telephone number is (781) 996-5252. Questions regarding this Offering Memorandum and the Option Exchange Program should be directed to Corporate Secretary by email at optionexchange@kalarx.com or by phone at (781) 996-5743.

We are a clinical-stage biopharmaceutical company dedicated to the research, development and commercialization of innovative therapies for rare and severe diseases of the eye. Our product candidate, KPI-012, which we acquired from Combangio, Inc., or Combangio, on November 15, 2021, is a mesenchymal stem cell secretome, or MSC-S, and is currently in clinical development for the treatment of persistent corneal epithelial defects, or PCED, a rare disease of impaired corneal healing. Based on the positive results of a Phase 1b clinical safety and efficacy trial of KPI-012 in patients with PCED, along with favorable preclinical safety and efficacy results, we submitted an investigational new drug application, or IND, to the U.S. Food and Drug Administration, or FDA, which was accepted in December 2022. In February 2023, we dosed our first patient in our CHASE (Corneal Healing After SEcretome therapy) Phase 2b clinical trial of KPI-012 for PCED in the United States, or the CHASE trial.

On March 27, 2023, we announced positive safety data from the first cohort of the CHASE Phase 2b clinical trial. The CHASE trial includes two patient cohorts. The first cohort is an open-label study to evaluate the safety of the high dose of KPI-012 (3 U/mL) dosed topically four times per day, or QID, in two patients. Both patients in the first cohort successfully completed at least one week of dosing with no safety issues observed. We have initiated the second patient cohort.

The second cohort is a multicenter, randomized, double-masked, vehicle-controlled, parallel-group study to evaluate the safety and tolerability of two doses of KPI-012 ophthalmic solution (3 U/mL and 1 U/mL) versus vehicle dosed topically QID for 56 days in approximately 90 patients. The primary endpoint of the trial is the complete healing of the PCED as measured by corneal fluorescein staining. We are targeting reporting topline safety and efficacy data in the first quarter of 2024. If the results are positive, and subject to discussion with regulatory authorities, we believe this trial could serve as the first of two pivotal trials required to support the submission of a Biologics License Application to the FDA.

KPI-012 has received Orphan Drug and Fast Track designations from the FDA for the treatment of PCED.

We believe the multifactorial mechanism of action of KPI-012 also makes our MSC-S a platform technology. We are evaluating the potential development of KPI-012 for additional rare front-of-the-eye diseases, such as for the treatment of Limbal Stem Cell Deficiency and ocular manifestations of moderate-to-severe Sjögren’s. In addition, we have initiated preclinical studies under our KPI-014 program to evaluate the utility of our MSC-S platform for inherited retinal degenerative diseases, such as Retinitis Pigmentosa and Stargardt Disease. In connection with the determination to focus our research and development efforts on KPI-012, in 2022, we determined to cease the development of our preclinical pipeline programs that are unrelated to our MSC-S platform. We expect to commercialize in the United States any of our product candidates that receive marketing approval. For a further description of our acquisition of Combangio, KPI-012 and PCED, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and see Note 1, “Nature of Business and Basis of Presentation”, Note 5, “Fair Value of Financial Instruments” and Note 16, “Commitments and Contingencies” of our condensed consolidated financial statements included herein.

We previously developed and commercialized two marketed products, EYSUVIS® (loteprednol etabonate ophthalmic suspension) 0.25%, for the short-term (up to two weeks) treatment of the signs and symptoms of dry eye disease, and INVELTYS® (loteprednol etabonate ophthalmic suspension) 1%, a topical twice-a-day ocular steroid for the treatment of post-operative inflammation and pain following ocular surgery. Both products applied a proprietary mucus-penetrating particle drug delivery technology, which we referred to as the AMPPLIFY® Drug Delivery Technology.

On July 8, 2022, we closed the transaction, or the Alcon Transaction, contemplated by the asset purchase agreement, dated as of May 21, 2022, or the Asset Purchase Agreement, by and between us, Alcon Pharmaceuticals Ltd. and Alcon Vision, LLC, which we refer to collectively as Alcon, pursuant to which Alcon purchased the rights to manufacture, sell, distribute, market and commercialize EYSUVIS and INVELTYS and to develop, manufacture, market and otherwise exploit the AMPPLIFY Drug Delivery Technology, which we collectively refer to as the Commercial Business. Alcon also assumed certain liabilities with respect to the Commercial Business at the closing of the Alcon Transaction. For a further description of the Alcon Transaction, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Note 3, “Sale of Commercial Business to Alcon” of our condensed consolidated financial statements.

On July 8, 2022, we announced that we had committed to a course of action to terminate 113 employees, consisting of our entire commercial sales force and certain employees in our commercial, scientific, manufacturing, finance and administrative functions. The determination to proceed with the workforce reduction was made in the context of the closing of the Alcon Transaction and the changes to the scope of our research and development activities of KPI-012 as more fully described above. We completed the workforce reduction by the end of 2022.

Since inception, we have incurred significant losses from operations and negative cash flows from operations. As we commenced a full promotional launch of EYSUVIS in early January 2021 and commercially launched our first product, INVELTYS, in January 2019, we had generated only limited revenues from product sales prior to the sale of the Commercial Business to Alcon in July 2022. We have financed our operations primarily through proceeds from the sale of our Commercial Business to Alcon in July 2022, our initial public offering, or IPO, follow-on public common stock offerings and sales of our common stock under our sales agreement with Jefferies, LLC, or Jefferies, in at-the-market offerings, private placements of common stock and preferred stock (including our private placement of common stock and preferred stock for gross proceeds of approximately $31.0 million in December 2022, or our Private Placement), borrowings under credit facilities and our Loan Agreement with Oxford Finance, convertible promissory notes and warrants. We have devoted substantially all of our financial resources and efforts to research and development, including preclinical studies and clinical trials and, prior to the sale of our Commercial Business to Alcon in July 2022, engaging in activities to launch and commercialize EYSUVIS and INVELTYS. As a result of our acquisition of Combangio and the sale of our Commercial Business to Alcon, we are devoting substantial financial resources to the research and development and potential commercialization of KPI-012. We have no revenue-generating commercial products and, as a result of our acquisition of Combangio, we may be required to pay certain milestones and royalty payments to former equityholders of Combangio, which are more fully described in the “Liquidity and Capital Resources” section in our annual report on Form 10-K for the fiscal year ended December 31, 2022. Although we are eligible to receive up to $325.0 million in payments from Alcon based upon the achievement of specified commercial sales-based milestones with respect to EYSUVIS and INVELTYS, there can be no assurance when we may receive such milestone payments or of the amount of milestone payments we may receive, if any. We expect to continue to incur significant expenses and operating losses for the foreseeable future, including in connection with our continued development, regulatory approval efforts and commercialization, if any, of KPI-012. We may never achieve or maintain profitability. Our net losses may fluctuate significantly from quarter to quarter and year to year. The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for our fiscal year ended December 31, 2022 is incorporated herein by reference. Please see Section 17 of this Offering Memorandum titled, “Additional information,” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

For the years ended December 31, 2021 and 2022, our total revenue was $11.2 million, and $3.9 million, respectively. We generated a net loss of $142.6 million, and $44.8 million for the years ended December 31, 2021 and 2022, respectively. Please see Section 18 of this Offering Memorandum titled “Financial Statements” and Schedule A to this Offering Memorandum for additional information.

11.	Interests of directors and executive officers; transactions and arrangements concerning the options

As of April 25, 2023, our current executive officers and directors (13 persons, listed below) as a group held 156,867 Eligible Options, which represented approximately 85.1% of the total 184,309 of Eligible Options held by Eligible Holders as of that date.

The following table below sets forth the beneficial ownership of each of our current executive officers and directors of Eligible Options as of April 25, 2023. The percentage in the table below are based on the total number of Eligible Options.

Name	Position	Number of Eligible Options Beneficially Owned	Percentage of All Eligible Options(1)
Mark Iwicki	Chief Executive Officer and Chairman of the Board	71,715	38.9%
Todd Bazemore	President and Chief Operating Officer	21,158	11.5%
Kim Brazzell, Ph.D.	Head of Research and Development and Chief Medical Officer	17,916	9.7%
Darius Kharabi	Chief Business Officer	2,648	1.4%
Mary Reumuth, C.P.A.	Chief Financial Officer and Treasurer	14,736	8.0%
Eric L. Trachtenberg	General Counsel, Chief Compliance Officer and Corporate Secretary	15,639	8.5%
Mark S. Blumenkranz, M.D.	Director	1,640	0.9%
Marjan Farid, M.D.	Director	1,600	0.9%
Andrew I. Koven	Director	2,197	1.2%
C. Daniel Myers	Director	1,640	0.9%
Robert Paull	Director	1,738	0.9%
Gregory D. Perry	Director	1,738	0.9%
Howard B. Rosen	Director	2,502	1.4%

(1)	Note: Percentages may not sum due to rounding.

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving our common stock or options to purchase our common stock during the past 60 days before and including April 26, 2023:

Name of Executive Officer/Director Effected	Date of Transaction	Amount of Securities Involved	Price Per Share	Where and How the Transaction was Effected
Mark Iwicki	3/14/23	1,512	$68.5	Stock Option Grant
Todd Bazemore	3/14/23	576	$68.5	Stock Option Grant
Kim Brazzell, Ph.D.	3/14/23	576	$68.5	Stock Option Grant
Darius Kharabi	3/14/23	432	$68.5	Stock Option Grant
Mary Reumuth, C.P.A.	3/14/23	432	$68.5	Stock Option Grant
Eric L. Trachtenberg	3/14/23	432	$68.5	Stock Option Grant

12.	Status of options acquired by us in the Offer; accounting consequences of the Offer

Options that we acquire through the Option Exchange Program will be cancelled and, to the extent they were granted under the 2017 Plan, the shares subject to those options will be returned to the pool of shares available for grants of RSUs under the Offer. To the extent shares returning to the 2017 Plan are not reserved for issuance upon vesting of the RSUs to be granted in connection with the Option Exchange Program, the shares will be available for issuance pursuant to future equity awards to employees and other eligible 2017 Plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our shares are then quoted or listed. In addition, any shares of common stock subject to awards under the 2009 Plan that are returned will become available for issuance under the 2017 Plan, up to an additional 31,576 shares, which is the number of shares issuable pursuant to outstanding awards granted under the 2009 Plan.

We have adopted the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the Offering Memorandum with respect to all Eligible Options is considered a modification of those options exchanged and as a result we may be required to recognize incremental compensation expense, if any, resulting from the RSUs granted in the Option Exchange Program. The incremental compensation will be measured as the excess, if any, of the fair value of each RSU granted to employees in exchange for the cancelled Eligible Options, measured as of the date the RSUs are granted, over the fair value of the Eligible Options exchanged for the RSUs, measured immediately prior to the exchange. This incremental compensation expense will be recognized over the remaining requisite service period of the RSUs. In the event that any of the RSUs are forfeited prior to their vesting due to termination of employment or other service, any incremental compensation expense of the forfeited RSUs will not be recognized.

13.	Legal matters; regulatory approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of options and issuance of RSUs as contemplated by the Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the Option Exchange Program to accept tendered options for exchange and to issue RSUs for tendered options is subject to the conditions described in Section 7 of this Offering Memorandum.

If we are prohibited by applicable laws or regulations from granting RSUs on the Grant Date, we will not grant any RSUs. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the Grant Date we will not grant any RSUs and you will not receive any other benefit for the options you tendered and your Eligible Options will not be accepted for exchange.

14.	Material income tax consequences

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for RSUs pursuant to the Offer for those Eligible Holders subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this transaction.

We recommend that you consult your tax adviser with respect to the federal, state and local tax consequences of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

Option holders who exchange outstanding options for RSUs under the Option Exchange Program generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted Stock Units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest, at which time they no longer can be forfeited and we will deliver the shares to you. At the same time, the Company also typically will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the Option Exchange Program, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if (1) your RSUs constitute “deferred compensation” within the meaning of Section 409A of the Code, (2) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (3) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A of the Code.

Nonstatutory stock options.

Under current law, a U.S. option holder generally will not recognize taxable income upon the grant of a nonstatutory stock option, nor will such option holder recognize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. If the exercise price of a nonstatutory stock option is paid in shares of common stock or a combination of cash and shares of common stock, the excess of the value (on the date of exercise) of the shares of common stock purchased over the value of the shares surrendered, less any cash paid upon exercise, generally will be ordinary income taxable to you.

The Company generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with eligible reporting requirements.

Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

We recommend that you consult your tax adviser with respect to the federal, state, and local tax consequences of participating in the Option Exchange Program.

In addition, if you are a resident of or taxpayer in more than one country, you should be aware that there might be income tax, social insurance and other tax or legal consequences for more than one country that may apply to you. Also, if you were granted Eligible Options while a resident or taxpayer in one country but are a resident of or taxpayer in another country when the RSUs are granted to you pursuant to the Option Exchange Program, you may be subject to tax not only in the new country, but also in the original country (e.g., if the original country views the RSUs as a replacement grant).

15.	Extension of Offer; termination; amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which the Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we also will extend your right to withdraw tenders of Eligible Options until such extended expiration date. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next U.S. business day after the scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 of this Offering Memorandum occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offering Memorandum has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer. As a reminder, if a particular option expires after the start of, but before cancellation under the Offer, that particular option is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being offered by us or a change in the amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in the Offer or the consideration being offered by us for the Eligible Options in the Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least two (2) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

16.	Fees and expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through the Option Exchange Program.

17.	Additional information

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

•	Our annual report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC on March 3, 2023;

•	Our definitive proxy statement on Schedule 14A for Notice of Special Meeting of Stockholders Held on April 24, 2023, filed with the SEC on March 13, 2023;

•	The description of our shares of common stock contained in our registration statement on Form 8-A filed with the SEC on July 14, 2017, as updated by the description of our common stock filed as Exhibit 4.3 to our annual report on Form 10-K for our fiscal year ended December 31, 2022, filed with the SEC on March 3, 2023; and

•	The information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings are available to the public on the SEC’s Internet site at www.sec.gov. We also make available on or through our corporate website at investors.kalarx.com/sec-filings, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC.

We will also promptly provide without charge to each person to whom we deliver a copy of the Offering Memorandum, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents). Requests should be directed to optionexchange@kalarx.com.

The information contained in this Offering Memorandum about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in the Option Exchange Program.

18.	Financial information

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2022, are incorporated herein by reference. Attached as Schedule A to this Offering Memorandum is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2022. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offering Memorandum.

We had a book value per share of $11.12 on December 31, 2022.

19.	Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will options be accepted from the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum and in the related Offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Kala Pharmaceuticals, Inc.

May 1, 2023

SCHEDULE A

SUMMARY FINANCIAL INFORMATION OF KALA PHARMACEUTICALS, INC.

We incorporate by reference the financial statements and notes thereto included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The following tables set forth our summary historical consolidated financial data for the fiscal years ended December 31, 2021 and December 31, 2022, certain selected ratios for such periods and our financial position as of such dates. This financial data has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022

We had a book value per share of $11.12 on December 31, 2022.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2022	2021
Product revenues, net	$3,892	$11,240
Loss from operations	$(81,706)	$(130,245)
Net loss	$(44,822)	$(142,605)
Net loss per share attributable to common stockholders—basic and diluted	$(29.48)	$(108.32)
Weighted average shares outstanding—basic and diluted	1,520,611	1,316,495

A-1

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION
(in thousands)

	As of December 31,
	2022	2021
Current assets	$85,942	$124,366
Total assets	$86,820	$139,427
Current liabilities	$25,685	$37,422
Long-term liabilities	$42,161	$85,201
Total stockholders’ equity	$18,974	$16,804

A-2